Exhibit 23.4

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of CenterState Bank Corporation of our reports dated February 21, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of South State Corporation and subsidiary, which appear in South State Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

May 8, 2020